Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the 14th day of June, 2015, by and between Standard Pacific Corp., a Delaware corporation (the “Company”), and Scott D. Stowell (the “Executive”).

In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Term. The term of this Agreement shall commence on the Effective Date (as defined in the Merger Agreement, dated June 14, 2015, between the Company and The Ryland Group, Inc. (the “Merger Agreement”)) and shall continue, unless earlier terminated pursuant to Section 5 of this Agreement, through the third anniversary of the Effective Date (the “Term”). This Agreement shall automatically terminate and be of no force or effect if the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement).

2.	Position and Responsibilities. During the Term, the Executive shall serve as the Executive Chairman of the Board of Directors of the Company (the “Board”), and, subject to his election or reelection to such position by shareholders of the Company, a member of the Board. In his capacity as Executive Chairman, the Executive shall devote his best efforts to the performance of the services reasonably assigned by the Board consistent with his position and as reasonably agreed to by the Executive and the Board. Such duties shall include, without limitation, those duties described in the written joint presentation that will be made to investors in connection with the announcement of the Merger Agreement.

3.	Performance of Duties. The Executive shall devote his full time, attention and energies to the Company’s business and will not engage in consulting work or any business for his own account or for any person, firm or corporation other than the Company. Subject to the Company’s corporate governance policies, as in effect from time to time, the Executive may serve as a director of other companies so long as this service does not interfere with the performance of his duties with the Company.

4.	Compensation.

4.1.	Salary. During the Term, the Company shall pay the Executive an annual base salary of $1,000,000, payable in equal installments on the Company’s regularly recurring paydays in accordance with the Company’s normal payroll practice. Increases in annual base salary shall be at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

4.2.	Annual Bonus Incentive Program. During the Term, the Executive shall be entitled to participate in the Company’s annual bonus incentive program established for the Company’s executives (such bonus program, as in effect from time to time, the “Bonus Program”). The Executive’s target annual bonus opportunity under the Bonus Program shall equal 90% of the target set for the Company’s chief executive officer (the “CEO”). The Executive’s annual bonus under the Bonus Program shall be earned based upon objectives established by the Compensation Committee each year. Any annual bonus earned with respect to any fiscal year during the Term shall be paid to the Executive consistent with the Company’s prevailing bonus payment practices, but no later than March 15 following the end of such fiscal year.

4.3.	Incentive and Equity Awards. During the Term, the Executive shall receive incentive and equity grants equal (in both form and amount) to 90% of the annual (or other) incentive and equity grants of the CEO, as determined annually by the Compensation Committee.

4.4.	Reimbursement of Expenses. In accordance with established policies and procedures of the Company as in effect from time to time, the Company shall pay or reimburse the Executive for all reasonable and actual out-of-pocket expenses including but not limited to travel, hotel, and similar expenses, incurred by the Executive from time to time in performing his obligations under this Agreement. Any reimbursement of the Executive’s expenses made by the Company pursuant to this Agreement shall be payable in the normal business course in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, the expenses eligible for reimbursement in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

4.5.	Personal Health and Services Allowance. During the Term, if the Company establishes a benefit plan that allows for an annual personal health and services allowance, the Executive shall be entitled to an annual personal health and services allowance equal to the same percentage of his base salary as that given to the CEO, which shall be paid to the Executive at the same time as that paid to the CEO.

4.6.	Other Benefits. During the Term, the Executive shall be entitled to such other employee benefits, including but not limited to life insurance, medical and hospitalization, disability, and retirement benefits, as may be provided by the Company and as may be amended from time to time, consistent with the benefits provided to other senior executives of the Company.

5.	Adjustments to 2015 Performance Incentive Plan Awards. The parties hereto agree that the Executive’s outstanding 2015 Award under the Company’s Performance Incentive Plan will remain outstanding following the Closing, and that at or prior to the Closing, the Committee will make certain adjustments to such Performance Incentive Plan Award so that the payouts thereunder are calculated on the Company’s standalone projected 2015 financial performance without giving effect to the transactions contemplated by the Merger Agreement (“Standalone Projection”).

6.	Adjustments to Performance Share Awards. The parties hereto agree that all of the Executive’s outstanding Performance Share Awards will remain outstanding following the Closing, and that at or prior to the Closing, the Committee will: (a) make certain equitable adjustments to the 2013 Performance Share Award so that the number of shares of the Company’s common stock to be issued thereunder are calculated on the Company’s Standalone Projection and (b) make certain adjustments to the 2014 and 2015 Performance Share Awards so that the earnings per share targets thereunder are equitably adjusted with the goal of preventing dilution or enlargement of any benefit thereunder due to the projected operations of the combined company post-Closing.

7.	Employment Termination.

7.1.

Termination of Employment. Subject to the terms of the Severance and Change in Control Protection Agreement, dated March 15, 2012, between the Executive and the Company, as amended to date (the “Severance Agreement”), either of the Company or the Executive can terminate the Executive’s employment at any time for any or no reason. Any payments or benefits that may become payable in connection with any termination of the Executive’s employment shall be governed by the terms of the Severance Agreement as in effect from time to time. Notwithstanding anything herein or the Severance Agreement to the contrary, the Executive’s employment with the Company may only be terminated by the Company without Cause (as defined in the Severance Agreement) if at least seventy-five percent (75%) of the full Board (excluding the Executive) shall have approved a resolution authorizing such termination.

7.2.	Good Reason. The parties hereto acknowledge that the changes to the Executive’s compensation, responsibilities and role in connection with the transactions contemplated by the Merger Agreement, as described in this Agreement, shall not constitute “Good Reason” for purposes of the Severance Agreement.

7.3.	Change in Control. The parties hereto acknowledge that the consummation of the transactions contemplated by the Merger Agreement shall constitute a Change in Control for purposes of the Severance Agreement. The parties agree that for purposes of Sections 3.01 and 3.02 of the Severance Agreement, the relevant time period shall be three (3) years, rather than two (2) years, after or following a Change in Control.

7.4.	Delay of Payment Pursuant to Section 409A. Should any payments made to the Executive in accordance with Section 5 of this Agreement be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Executive’s date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Executive’s date of Separation from Service or the date of the Executive’s death. For purposes of this Section 5, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to the Executive in accordance with Section 5 of this Agreement shall be treated as a right to a series of separate payments.

6.	Resignation as a Member of the Board of Directors. In all cases of termination and upon the expiration of this Agreement, unless otherwise agreed to in writing, the Executive shall be deemed to have contemporaneously resigned from his position as a member of the Board and any other position he then holds with the Company or any of its subsidiaries or affiliates.

7.	Cooperation in Proceedings. In all cases of termination and upon the expiration of this Agreement, unless otherwise agreed to in writing, the Executive agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which the Executive was involved during the Executive’s employment with the Company. Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by the Executive, and the Company shall cover any reasonable out-of-pocket expenses of the Executive in so cooperating.

8.

Dispute Resolution. All disputes, disagreements, claims or controversies between the Executive and the Company, including those that relate in any manner to this Agreement or the Executive’s employment with the Company or the termination thereof, including, but not limited to, claims of harassment, discrimination, wrongful termination, defamation, fraud, infliction of emotional distress or other claims under any federal, state, or local law (excluding unemployment, workers’ compensation claims and claims under any Company benefit plan that provides its own arbitration procedure), shall be resolved exclusively by final and binding arbitration before a single arbitrator who is a retired judge in accordance with the then existing JAMS Employment Arbitration Rules and

Procedures. If JAMS is unavailable, the parties will use another mutually agreed upon private dispute resolution service. The parties shall pay their own costs of arbitration; provided, however, that the Company will pay such costs of arbitration if required to do so by applicable law to make this Agreement enforceable or if required to do so by the rules of the private arbitration service in effect at the time of the dispute. By agreeing to arbitrate, the Executive and the Company are waiving rights to a jury trial in court. In addition, to the maximum extent permitted by law, the Executive and the Company agree that all disputes must be arbitrated in an individual capacity, and not as a plaintiff or class member in any purported class, collective, or representative action or proceeding. The arbitrator shall have no authority or jurisdiction to enter an award or otherwise provide relief on a class, collective, or representative basis. Unless otherwise agreed to by the parties, the arbitration shall be held in the principal city in the federal judicial district where the Executive was employed when the dispute first arose. The arbitrator shall apply the substantive law of the state where the Executive was employed at the time the dispute first arose. This arbitration provision shall be governed by the Federal Arbitration Act, and any action to enforce this Agreement to arbitrate or to enforce or vacate the arbitration award shall also be governed by the Federal Arbitration Act. Any request for arbitration must be made within one year of the date on which the dispute first arose unless a longer period of time for bringing such a claim is provided by law. The parties shall be entitled to conduct adequate discovery and to obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision that provides the findings and conclusions on which the award is based. The decision of the arbitrator shall be final and binding on all parties, and may be entered as a judgment by any party with any federal or state court of competent jurisdiction. Unless prohibited by law, all aspects of the arbitration proceeding, and any ruling, decision or award by the arbitrator, will be strictly confidential. The parties will have the right to seek relief in the appropriate forum to prevent any actual or threatened breach of this provision. This arbitration provision does not limit the Executive’s right to file an administrative charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any state agency charged with the enforcement of fair employment practice laws.

9.	Miscellaneous.

9.1.	Further Assurances. Each party shall execute all documents and take all other actions necessary to effect the provisions and purposes of this Agreement.

9.2.	Entire Agreement. Except as provided in the next sentence, this Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Except as specifically set forth herein, nothing in this Agreement is intended to adversely affect any rights the Executive or the Company may have under the Severance Agreement, including, but not limited to, Sections 2, 3, 4, 5, 9.01 and 9.02(b) of the Severance Agreement.

9.3.	Modification. This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.

9.4.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

9.5.	Tax Withholding. The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

9.6.	Binding Effect. This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.

9.7.	Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

9.8.	Notice. Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal office.

9.9.	Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy. The facsimile copies so signed will constitute originally signed copies of the same consent requiring no further execution.

[signature page follows]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

STANDARD PACIFIC CORP.		EXECUTIVE:

By:	/s/ Bruce A. Choate	/s/ Scott D. Stowell
	Bruce A. Choate, Chairman	Scott D. Stowell
Compensation Committee of the Board of Directors

Attest:	/s/ Jeffrey J. McCall
Jeffrey J. McCall
Chief Financial Officer

SIGNATURE PAGE TO EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT